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                                                                      EXHIBIT 11

                          COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)



                                                       QUARTER ENDED
                                                   MARCH 29,     MARCH 23,
                                                     1997          1996


Average shares outstanding during the period ...      67,125      69,090

Incremental shares under stock options
  computed under the  treasury stock
  method using the average
  market price of issuer's stock
  during the period ............................         996       1,003
                                                      ------      ------

     Total shares for primary EPS ..............      68,121      70,093

Additional shares under stock options
 computed under the treasury stock
 method using the ending
 price of issuer's stock .......................         274         -
                                                   ---------   ---------
     Total shares for fully diluted EPS ........      68,395      70,093
                                                   =========   =========
Income (loss) applicable to common shareholders:

     Continuing operations .....................   $  11,307   $ 158,406

     Discontinued operations ...................         879     (22,042)

     Gain on sale of discontinued operations ...      85,292         -
                                                   ---------   ---------
     Net income ................................   $  97,478   $ 136,364
                                                   =========   =========
Income (loss) per primary and fully
  diluted common share:

     Continuing operations .....................   $     .17   $    2.26

     Discontinued operations ...................         .01        (.31)

     Gain on sale of discontinued operations ...        1.25         -
                                                   ---------   ---------
     Net income ................................   $    1.43   $    1.95
                                                   =========   =========

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